Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, May 20, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.088488 per unit, payable on June 14, 2013, to unit holders of record on May 31, 2013.

This month’s distribution increased from the previous month due to increased oil production and higher oil prices offset by lower gas prices. Gas production to the trust continues to be affected by prior period adjustments being processed, however the production of the underlying properties is relatively flat month to month. Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 39,877 bbls and 100,015 Mcf. The average price for oil was $85.44 per bbl and for gas was $2.95 per Mcf. This would primarily reflect production for the month of March for oil and the month of February for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	93,451	259,426	39,877	*	100,015	*	$85.44	$2.95	**
Prior Month	82,774	260,266	27,080	*	46,145	*	$78.60	$3.28	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately five 2013 workover wells were completed in the month of March. The remaining two horizontal wells were completed in April 2013. The 2012 waterflood project was also completed in April 2013. Capital expenditures were approximately $2,020,033. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The results of 2012 capital expenditure program on the Waddell Ranch Properties, along with the proposed 2013 budget, is discussed more thoroughly in the Trust’s 10-K filing, filed on March 1, and in the Annual Report that is now available on the trust website.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distribution. As of March 2013, there has been minimal effect on the distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085